Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EZCORP, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated December 23, 2015, relating to the consolidated financial statements, and the effectiveness of EZCORP, Inc.'s internal control over financial reporting appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2015. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of September 30, 2015.

/s/ BDO USA, LLP

Dallas, Texas
January 22, 2016